CUSIP No. 032515108                    13G/A                  Page 1 of 17 Pages


                                  UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                                 ANADIGICS, Inc.
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
                         (Title of Class of Securities)

                                    032515108
                                 (CUSIP Number)

                                December 31, 2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








                               Page 1 of 17 Pages

CUSIP No. 032515108                    13G/A                Page 2 of 17 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Capital Group, L.L.C.            13-3937658
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    $7,500,200 minimum amount of 5.00% Convertible Senior
                    Notes due October 15, 2009 convertible into 1,500,040
                    shares of Common Stock
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    $7,500,200 minimum amount of 5.00% Convertible Senior
                    Notes due October 15, 2009 convertible into 1,500,040
                    shares of Common Stock
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    $7,500,200 minimum amount of 5.00% Convertible Senior
                    Notes due October 15, 2009 convertible into 1,500,040
                    shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.03%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IA, OO
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                    13G/A                Page 3 of 17 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Latitude Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    $4,456,000 principal amount of 5.00% Convertible
                    Senior Notes due October 15, 2009 convertible into
                    891,240 shares of Common Stock
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    $4,456,000 principal amount of 5.00% Convertible
                    Senior Notes due October 15, 2009 convertible into
                    891,240 shares of Common Stock
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    $4,456,000 principal amount of 5.00% Convertible
                    Senior Notes due October 15, 2009 convertible into
                    891,240 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES ***
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9
            1.82%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                    13G/A                Page 4 of 17 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Halifax Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    $321,000 principal amount of 5.00% Convertible Senior
                    Notes due October 15, 2009 convertible into 64,200
                    shares of Common Stock
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    $321,000 principal amount of 5.00% Convertible Senior
                    Notes due October 15, 2009 convertible into 64,200
                    shares of Common Stock
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    $321,000 principal amount of 5.00% Convertible Senior
                    Notes due October 15, 2009 convertible into 64,200
                    shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES ***
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9
            0.13%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                    13G/A                Page 5 of 17 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Bank Austria Cayman Islands Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                        0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    0
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES ***
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9
            0%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                    13G/A                Page 6 of 17 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Xavex Convertible Arbitrage Fund V
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Jersey
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    $594,000 principal amount of 5.00% Convertible Senior
                    Notes due October 15, 2009 convertible into 118,800
                    shares of Common Stock
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    $594,000 principal amount of 5.00% Convertible Senior
                    Notes due October 15, 2009 convertible into 118,800 shares of Common Stock

REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    $594,000 principal amount of 5.00% Convertible Senior
                    Notes due October 15, 2009 convertible into 118,800
                    shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9
            0.25%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                   ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                    13G/A               Page 7 of 17 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    $2,129,000 principal amount of 5.00% Convertible Senior
                    Notes due October 15, 2009 convertible into 425,800
                    shares of Common Stock
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    $2,129,000 principal amount of 5.00% Convertible Senior
                    Notes due October 15, 2009 convertible into 425,800
                    shares of Common Stock
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    $2,129,000 principal amount of 5.00% Convertible Senior
                    Notes due October 15, 2009 convertible into 425,800
                    shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES ***
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9
            0.89%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                    13G/A               Page 8 of 17 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Advisors, LLC            13-3954331
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    $2,129,000 principal amount of 5.00% Convertible Senior
                    Notes due October 15, 2009 convertible into 425,800
                    shares of Common Stock
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    $2,129,000 principal amount of 5.00% Convertible Senior
                    Notes due October 15, 2009 convertible into 425,800
                    shares of Common Stock
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    $2,129,000 principal amount of 5.00% Convertible Senior
                    Notes due October 15, 2009 convertible into 425,800
                    shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES ***
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9
            0.89%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IA, OO
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                    13G/A                  Page 9 of 17 Pages


     (1)    NNAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            C4S & Co., L.L.C.            13-3946794
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    $7,500,200 principal amount of 5.00% Convertible
                    Senior Notes due October 15, 2009 convertible into
                    1,500,040 shares of Common Stock
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    $7,500,200 principal amount of 5.00% Convertible
                    Senior Notes due October 15, 2009 convertible into
                    1,500,040 shares of Common Stock

REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    $7,500,200 principal amount of 5.00% Convertible
                    Senior Notes due October 15, 2009 convertible into
                    1,500,040 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES ***
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9
            3.03%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                    13G/A                Page 10 of 17 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Peter A. Cohen
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $7,500,200 principal amount of 5.00% Convertible
                    Senior Notes due October 15, 2009 convertible into
                    1,500,040 shares of Common Stock
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $7,500,200 principal amount of 5.00% Convertible
                    Senior Notes due October 15, 2009 convertible into
                    1,500,040 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    $7,500,200 principal amount of 5.00% Convertible
                    Senior Notes due October 15, 2009 convertible into
                    1,500,040 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9
            3.03%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                    13G/A               Page 11 of 17 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Morgan B. Stark
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $7,500,200 principal amount of 5.00% Convertible
                    Senior Notes due October 15, 2009 convertible into
                    1,500,040 shares of Common Stock
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                        0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $7,500,200 principal amount of 5.00% Convertible
                    Senior Notes due October 15, 2009 convertible into
                    1,500,040 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    $7,500,200 principal amount of 5.00% Convertible
                    Senior Notes due October 15, 2009 convertible into
                    1,500,040 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.03%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                    13G/A              Page 12 of 17 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Thomas W. Strauss
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $7,500,200 principal amount of 5.00% Convertible
                    Senior Notes due October 15, 2009 convertible into
                    1,500,040 shares of Common Stock
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $7,500,200 principal amount of 5.00% Convertible
                    Senior Notes due October 15, 2009 convertible into
                    1,500,040 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    $7,500,200 principal amount of 5.00% Convertible
                    Senior Notes due October 15, 2009 convertible into
                    1,500,040 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.03%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                    13G/A               Page 13 of 17 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Jeffrey M. Solomon
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $7,500,200 principal amount of 5.00% Convertible
                    Senior Notes due October 15, 2009 convertible into
                    1,500,040 shares of Common Stock
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $7,500,200 principal amount of 5.00% Convertible
                    Senior Notes due October 15, 2009 convertible into
                    1,500,040 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    $7,500,200 principal amount of 5.00% Convertible
                    Senior Notes due October 15, 2009 convertible into
                    1,500,040 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.03%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                    13G/A               Page 14 of 17 Pages

         This Amendment No. 2 (this "Amendment") amends the statement on
Schedule 13G/A filed on February 15, 2006 which amends the statement on Schedule 13G filed on October 6, 2004 (as amended, the "Schedule 13G") with respect to shares of Common Stock, par value $0.01 per share ("Common Stock") of ANADIGICS, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the
Schedule 13G. This Amendment amends and restates Items 4 and 5 in their entirety as set forth below.

Item 4.     Ownership

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount beneficially owned:

              As of the date of this filing, (i) RCG Latitude Master Fund, Ltd. owns $4,456,000 principal amount of 5.00% Convertible Senior Notes due October 15, 2009 (the "Notes") convertible into 891,240 shares of Common Stock; (ii) RCG Halifax Fund, Ltd. owns $321,000 principal amount of Notes convertible into 64,200 shares of Common Stock, (iii) Xavex Convertible Arbitrage Fund V owns $594,000 principal amount of Notes convertible into 118,800 shares of Common Stock; and (iv) Ramius Master Fund, Ltd. owns $2,129,000 principal amount of Notes convertible into 425,800 shares of Common Stock. In addition, (i) Ramius Advisors LLC may be deemed the beneficial owner of $2,129,000 principal amount of Notes convertible into 425,800 shares of Common Stock owned by Ramius Master Funds, Ltd.; and (ii) Ramius Capital Group, L.L.C., C4S & Co., L.L.C., Jefferey
M. Solomon, Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss may be deemed the beneficial owner of $7,500,200 principal amount of Notes convertible into 1,500,040 shares of Common Stock owned by RCG Latitude Master Fund, Ltd., RCG Halifax Fund, Ltd., Xavex Convertible Arbitrage Fund V and Ramius Master Fund, Ltd.

              Note: Ramius Capital is the investment advisor of Xavex Convertible Arbitrage Fund V, a Jersey trust ("Xavex"), RCG Latitude Master Fund, Ltd., a Cayman Islands company ("Latitude"), RCG Halifax Fund, Ltd., a Cayman Islands company ("Halifax"), and Bank Austria Cayman Islands Ltd, a Cayman Islands company ("Bank Austria") and has the power to direct some of the affairs of Xavex, Latitude, Halifax and Bank Austria, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Advisors, LLC, a Delaware limited liability company ("Ramius Advisors") is the investment advisor of Ramius Master Fund, Ltd., a Cayman Islands company ("Ramius Master Fund"). Ramius Capital Group, LLC, a Delaware limited liability company ("Ramius Capital") is the managing member of Ramius Advisors. C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), is the managing member of Ramius Capital and in that capacity directs its operations. Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas
W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") are the managing members of C4S and in that capacity direct its operations.

         (b)  Percent of class:

              Based on the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, there were 48,038,354 shares of Common Stock issued and outstanding as of September 30, 2006.

         (c)  Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote

                    See Item 4(a)

              (ii)  Shared power to vote or to direct the vote

                    See Item 4(a)

              (iii)  Sole power to dispose or to direct the disposition of

                    See Item 4(a)

              (iv)  Shared power to dispose or to direct the disposition of

CUSIP No. 032515108                    13G/A               Page 15 of 17 Pages



                    See Item 4(a)

Item 5.     Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

CUSIP No. 032515108                    13G/A               Page 16 of 17 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 12, 2007

RAMIUS CAPITAL GROUP, L.L.C.                RCG HALIFAX FUND, LTD.

By: C4S & Co., L.L.C.,                      By: Ramius Capital Group, L.L.C.,
    as Managing Member                          its Investment Advisor

                                            By: C4S & Co., L.L.C.,
                                                as Managing Member

RCG LATITUDE MASTER FUND, LTD.              XAVEX CONVERTIBLE ARBITRAGE FUND V

By: Ramius Capital Group, L.L.C.,          By: Ramius Capital Group, L.L.C.,
       Its Investment Advisor                      Its Investment Advisor

By: C4S & Co., L.L.C.,                      By: C4S & Co., L.L.C.,
    as Managing Member                          as Managing Member

BANK AUSTRIA CAYMAN ISLANDS LTD.            RAMIUS MASTER FUND, LTD.

By: Ramius Capital Group, L.L.C.,           By: Ramius Advisors, L.L.C.,
       Its Investment Advisor                   its Investment Advisor

By: C4S & Co., L.L.C.,                      By: Ramius Capital Group, L.L.C.,
    as Managing Member                          its Managing Member

                                            By: C4S & Co., L.L.C.,
                                                as Managing Member

RAMIUS ADVISORS, L.L.C.                     C4S & CO., L.L.C.

By: Ramius Capital Group, L.L.C.,
    its Managing Member

By: C4S & Co., L.L.C.,
    as Managing Member


                                            By: /s/ Jeffrey M. Solomon
                                                ---------------------------
                                            Name: Jeffrey M. Solomon
                                            Title: Authorized Signatory

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
------------------------------
By: Jeffrey M. Solomon
Individually and as Attorney-in-Fact
for Peter A. Cohen, Morgan B. Stark and
Thomas W. Strauss

CUSIP No. 032515108                    13G/A                Page 17 of 17 Pages


The Power of Attorney executed by Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss, authorizing Jeffrey M. Solomon to sign and file this Schedule 13G/A on each person's behalf, which was filed with the Schedule 13G/A filed with the Securities and Exchange Commission on February 15, 2006 by such Reporting Persons with respect to the common stock of ANADIGICS, Inc., is hereby incorporated by reference.